EXHIBIT 99.1

                      PRESS RELEASE DATED NOVEMBER 2, 2005




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For Immediate Release

BRAVO RESOURCES LTD. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE VOIP TECHNOLOGY WOIZE(TM)

Vancouver, November 2, 2005. BRAVO RESOURCES LTD. (OTCBB: BVOL) is pleased to announce that it has signed a definitive agreement to acquire all the issued and outstanding shares of Woize Ltd., a United Kingdom company ("Woize(tm)"). The acquisition is scheduled to close by November 22, 2005. Upon closing of the acquisition, Woizetm will become a wholly owned subsidiary of Bravo.

Woize(tm) is a unique digital telephony service utilizing the Internet for PC to PC and PC to phone communications using a Windows client application for PC and PDAs and a proprietary software solution. Unlike current VOIP providers, Woize has a distinct value proposition and industry differentiation that extends beyond traditional communication platforms. Woize was designed specifically to provide the highest possible call quality from either a PC or PDA to existing phone and cell networks.

"Woize and its proprietary software is an ideal fit for the Company," stated Daniel Savino, President and CEO of Bravo Resources. "The acquisition places us directly in the space of VOIP/ broadband communications and associated markets. Woize creates an enriched environment for the end user offering simultaneous voice/data experiences with the flexibility for new applications and content. Woize brings immediate revenues to the Company with a solid customer base that is growing daily" he added.


More about Woize:

Woize(TM) is a digital telephony service via the Internet with a user-friendly Windows or PocketPC application, Woize servers and gateways to ordinary telephone networks. With the Woize application downloaded to a PC or a PDA the Woize user can make and receive phone calls over the Internet to other Woize users PC to PC for free. By signing up for a prepaid account and a Woize personal number the Woize user can make and receive phone calls to regular phones world wide at the lowest cost available. The user needs a Windows PC with a headset or a USB phone and a "broadband" Internet connection. A more advanced beta version for Windows PocketPC PDA is available as well. Alternative to or in combination with the Woize Windows application the user can sign up for a broadband Analogue Telephone Adaptor (ATA-box) and connect existing ordinary telephones or use a SIP based telephone. The Woize(TM) Windows application also provides the user with other various services such as instant messaging, voice mail call forwarding, SMS and various communication related unique services. You can download the Woize software for free at www.woize.com and it will automatically install and configure itself and you can use it for phone calls PC to PC for free. If you would like the next level of telephony services over the Internet, simply sign up for a Woize pre paid account. We provide credit card and other electronic payment refill methods in real time.


For more information please visit www.woize.com or the following:

Corporate:
Daniel Savino, CEO 604 628-0556
dan@bravoresources.com

Investor Relations:
Ben Kirk, 1 800 605-1577

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe", "will", "breakthrough", "significant", "indicated", "feel", "revolutionary", "should", "ideal", "extremely" and "excited". Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Copyright(C) 2005 Bravo Resources Ltd. All rights reserved.

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Source Bravo Resources Ltd.